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                            EXHIBIT 11

         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
       (in thousands of dollars, except per share amounts)


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                              For The Three Months Ended June 30,
                                   1995                   1994
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              12,286      12,286      12,037      12,037
  Shares available under
     options                   534         574         346         346
  Issuable upon conversion
     of debentures             -         4,220         -         4,220
                           -------     -------     -------     -------
                            12,820      17,080      12,383      16,603
                           =======     =======     =======     =======

Weighted average common
  and common equivalent
  shares outstanding        12,820      17,080      12,383      16,603
                           =======     =======     =======     =======


Net earnings               $ 7,827     $ 7,827     $ 5,003     $ 5,003
Interest expense, net,
  on debentures                -           712         -           738
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $ 7,827     $ 8,539     $ 5,003     $ 5,741
                           =======     =======     =======     =======

Per share                  $   .61     $   .50     $   .40     $   .35
                           =======     =======     =======     =======

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